Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Andrew Klobucar
Director of Marketing
MultiSensor AI
andrew.klobucar@multisensorai.com
www.multisensorai.com

February 12, 2024

Infrared Cameras Holdings, Inc. Changes Its Name to MultiSensor AI Holdings, Inc. - A Bold New Chapter in MultiSensor AI’s Journey

Name Change Reflects Evolution into SaaS Leader in Industrial Predictive Maintenance

Houston, Texas – Infrared Cameras Holdings, Inc., a leader in the emerging AI-driven predictive maintenance space, is pleased to announce that as of February 9, 2024 it has changed its name to MultiSensor AI Holdings, Inc. (“MultiSensor AI”). The Company’s NASDAQ ticker symbol, MSAI, will remain unchanged.

This name change is part of an overall company transformation from focusing just on the sale of world-class thermal-sensing devices to providing AI-driven multi-sensor software solutions into the predictive maintenance market. In addition to the name change, the transformation includes the successful listing of the company on the NASDAQ in December 2023, upgrades to and integration of additional sensor modalities to the core software platforms, a new visual identity and an upgraded on-line presence.

The legal name change is an important milestone in redefining MultiSensor AI’s presence in the market.

About the MultiSensor AI Name

MultiSensor AI made the strategic decision in early 2021 to transform from selling world-class industrial thermal sensors to developing and selling a full-stack, AI-driven predictive maintenance solution. Over the following two years, the company invested heavily in its technology stack, creating the SmartIR and other cloud-based platforms.

Developed on Amazon Web Services, and with significant input from MultiSensor AI’s launch customers, these software platforms gather vast amounts of sensory data from thermal imagers, visible imagers, acoustic imagers, vibration sensors and lasers. The software stores and processes those data both at the edge and in the cloud, to provide users with immediate on-prem AI insights as well as comprehensive “single pane of glass” dashboards and AI analytics in the cloud. These insights are operationalized through algorithmic and AI-based alerts, alarms and integrations that include automated work orders and facility responses. The platforms are distinguished both by their analytical power and their ease of use, without the need for customer software development efforts.

Launch in mid-2023, MultiSensor AI’s platforms are rapidly revolutionizing predictive maintenance in the Company’s four core industry verticals. Having grown far beyond its thermal-device roots, the name change to MultiSensor AI reflects exactly what the company now does: generate AI insights into predictive maintenance, based on data gathered from a wide range of sensor modalities.

What’s New

The key elements of the rebranding initiative include:

•	New logo and visual identity

•	Fully re-envisioned and upgraded on-line presence

•	Upgrades and additional functionality for on-prem software (MSAI Edge) and cloud-based platforms (SmartIR, Smart Visible, Smart Acoustic, Smart Vibration, Smart Laser)

•	Upgraded product packaging and user materials

The CUSIP numbers for the Company’s securities will remain unchanged.

David Gow, MultiSensor AI’s Executive Chairman, said “We are very excited to announce this long-awaited name change. The MultiSensor AI name describes so well the high-ROI full-stack solutions that we bring to our industrial customers. The name itself represents a rallying cry to the revolution in predictive maintenance, which we are excited to be leading.”

About MultiSensor AI (MSAI)

MultiSensor AI’s SmartIR and associated software platforms, powered by AWS, leverage MSAI-built thermal imaging, visible imaging, acoustic imaging, vibration, and laser sensing devices for condition-based monitoring of critical mechanical and electrical assets and manufactured outputs. MSAI’s solutions are deployed by organizations to protect critical assets across a wide range of industries including distribution & logistics, manufacturing, utilities, and oil & gas. MSAI’s sensing solutions are built around high-resolution thermal imaging along with visible, acoustic, vibration and laser spectroscopy imagers and sensors. This full-stack solution measures heat, vision, vibration, and gas in the surrounding environment, helping companies gain insight to efficiently manage their most important assets and infrastructure. MSAI designs and manufactures digital thermal sensing solution platforms with edge and cloud-based software.

For more information, please visit https://multisensorai.com/.